SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                    FORM 8-K


                                 CURRENT REPORT



                      Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934





                                April 21, 2005
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)





                          ODYSSEY MARINE EXPLORATION, INC.
               ----------------------------------------------------
               Exact name of Registrant as Specified in its Charter



          NEVADA                  1-31895                 84-1018684
---------------------------    ---------------   ---------------------------
State or Other Jurisdiction    Commission File   IRS Employer Identification
     of Incorporation              Number                  Number



                            5215 West Laurel Street
                             Tampa, Florida  33607
           -----------------------------------------------------------
           Address of Principal Executive Offices, Including Zip Code




                                (813) 876-1776
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code











ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On April 21, 2005 Odyssey Marine Exploration, Inc. (the "Company") entered into a $6 million revolving credit facility from the Mercantile Bank (the "Bank"). The credit facility replaces the Company's prior credit facility with The Bank of Tampa. The credit facility has a floating interest rate equal to the "LIBOR 30-Day Index Rate" plus two hundred sixty-five basis points (2.65%), requires monthly payments of interest only and is due in full on April 21, 2008. The Company will also be required to pay the Bank an Unused Line Fee equal to 0.25% per annum of the unused portion of the credit line, payable quarterly.

     The line of credit is secured by numismatic quality gold and silver coins recovered by the Company from the SS Republic shipwreck. The coins used as collateral will be held by the Company's custodian until released by the Bank. Additionally, the Company granted a first lien position on all corporate assets, including a negative pledge on Company owned vessels. The Company is required to comply with a number of covenants including maintaining a minimum stockholders' equity of $20,000,000, which amount may be increased after the first year.

     The Company intends to use the line of credit as a means to fund ongoing operations and equipment acquisitions while allowing the Company to make coin sales using its strategy to take advantage of market conditions.




                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   ODYSSEY MARINE EXPLORATION, INC.



Dated: April 26, 2005            By: /s/ Michael J. Holmes
                                     Michael J. Holmes
                                     Chief Financial Officer